UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 17, 2009

Universal Travel Group
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-51516 (Commission File Number)	90-0296536 (I.R.S. Employer Identification No.)

Shennan Road, Hualian Center, Room 301 - 309 Shenzhen, People’s Republic of China (Address of principal executive offices) (zip code)

86 755 836 68489 (Registrant’s telephone number, including area code)

Not Applicable .
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 1.02	Termination of a Material Definitive Agreement

Item 2.01	Completion of Acquisition or Disposition of Assets

On June 12, 2009, the Company entered into a termination agreement with Xiangsheng Song, the legal representative of Shenzhen Speedy Dragon Enterprise Limited (“Speedy Dragon”) to return all its equity interest in Speedy Dragon to Mr. Song.

The Company had acquired all the equity interest in Speedy Dragon on or about April 10, 2007 in exchange for 714,285 pre-reverse split shares of the Company’s common stock and an interest-free promissory note in the principal amount of $3,000,000 payable no later than April 10, 2008.  The note has since been repaid in full.

The  termination agreement provides inter alia  that the parties will complete all the formalities to transfer the equity interest in Speedy Dragon back to Mr. Song on or before June 30, 2009 and that Mr. Song will return the 714,285 pre-reverse split shares of the Company’s common stock back to the Company for cancellation.  Additionally, Mr. Song will return to the Company RMB 3.5 million, or approximately, $500,000 within one year of the completion of all the formalities.

Once the transfer is completed, Speedy Dragon will cease to be a subsidiary of the Company.

Item 8.01.	Other Events

On  June 17, 2009, the Company issued a press release annexed hereto as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits

10.1       Termination Agreement between Xiangsheng Song, Shenzhen Speedy Dragon Enterprise Limited  and Universal Travel Group dated June 12, 2009.

99.1        Press Release, June 17, 2009, issued by Universal Travel Group.

The information in this report, including Exhibits 10.1 and 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and shall not be incorporated by reference in any registration statement or other document filed under the Securities Act or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filings, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL TRAVEL GROUP

Dated: June 17, 2009	By:	/s/ Jiangping Jiang
Jiangping Jiang
Chairwoman and Chief Executive Officer